                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number:   3235-0287
FORM 4                                              Expires: September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    GlaxoSmithKline plc.  (2)                     Affymetrix, Inc. (AFFX)                       to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------        Director      X  10% Owner
  (Last)          (First)          (Middle)    3. I.R.S Identification   4. Statement for       ----              ---
    Glaxo Wellcome House                          Number of Reporting       Month/Year               Officer (give    Other (Specify
    Berkley Avenue                                Person, if an entity      March 2001          ----        title ---       below)
---------------------------------------------     (Voluntary)            -------------------               below)
                 (Street)
                                                                                                    ------------------------
                                                                         5. If Amendment,    7. Individual or Joint/Group Filing
                                                                            Date of Original    (Check Applicable Line)
                                                                            (Month/Year)         X   Form filed by One Reporting
                                                                                                ---- Person
                                                                                                     Form filed by More than One
 Greenford, Middlesex, England UB6 0NN                                                          ---- Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/01/01   S            10,000    D       $56.3750                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/01/01   S            10,000    D       $56.0000                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/01/01   S            20,000    D       $55.8750                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/01/01   S            10,000    D       $55.7500                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/01/01   S             5,000    D       $55.6250                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/01/01   S             5,000    D       $55.5000                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/01/01   S            15,000    D       $55.1250                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/01/01   S            20,000    D       $55.0625                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/01/01   S            30,000    D       $55.0000                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/01/01   S             5,000    D       $54.0000                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of                                                                     (Over)
information contained in this form are not required to respond                                                     Page 1 of 8 Pages
unless the form displays a currently valid OMB control number.                                                       SEC 1474 (7-97)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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-------------------------------------------------------------------------------------------------------
Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/                           9 Apr 2001
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                ----------------------------   ----------
                                                                                           **Signature of Reporting Person   Date
                                                                                      By:  GlaxoSmithKline plc
                                                                                      For: S.M. Bicknell, Company Secretary
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.
                                                                                                                          Page 2
Potential persons who are to respond to the collection of information contained in this form are not               Page 2 of 8 pages
required to respond unless the form displays a currently valid OMB Number.                                           SEC 1474 (7-97)

                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number:   3235-0287
FORM 4 (continued)                                  Expires: September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol 6. Relationship of Reporting Person(s) to
    GlaxoSmithKline plc.                          Affymetrix, Inc. (AFFX)                     Issuer (Check all applicable)
------------------------------------------------------------------------------------------         Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S Identification  4. Statement for     ----              ---
    Glaxo Wellcome House                          Number of Reporting      Month/Year             Officer          Other
    Berkeley Avenue                               Person, if an entity     March 2001        ---- (give title  --- (specify below)
---------------------------------------------     (Voluntary)           -------------------        below)
                 (Street)
                                                                                                    ------------------------
                                                                        5. If Amendment,   7. Individual or Joint/Group Filing
                                                                           Date of Original   (Check Applicable Line)
                                                                           (Month/Year)            Form filed by One Reporting
                                                                                               ---- Person
                                                                                                    Form filed by More than One
 Greenford, Middlesex, England UB6 0NN                                                         ---- Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans- 3. Transac-    4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action    tion           or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date      Code           (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                             (Instr. 8)                                  End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   -------------  ------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
Common Stock                     03/01/01   S             5,000    D       $53.8750                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/01/01   S            10,000    D       $53.7500                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/01/01   S            10,000    D       $53.5625                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/01/01   S             5,000    D       $53.5000                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/01/01   S            10,000    D       $53.3750                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/01/01   S             5,000    D       $53.2500                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/20/01   S            10,000    D       $38.3125                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/20/01   S             5,000    D       $38.5000                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/20/01   S            10,000    D       $38.6250                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/20/01   S             3,000    D       $39.1250                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained                                               (Over)
in this form are not required to respond unless the form displays a currently                                      Page 3 of 8 Pages
valid OMB control number.                                                                                            SEC 1474 (7-97)


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    --------  ---------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                ----------------------------   ----------
                                                                                           **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.
                                                                                                                          Page 2
Potential persons who are to respond to the collection of information contained in this form are not               Page 6 of 8 pages
required to respond unless the form displays a currently valid OMB Number.                                           SEC 1474 (3-99)

                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------                                              OMB Number:   3235-0287
FORM 4 (continued)                                  Expires: September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / CHECK THIS BOX IF NO
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol 6. Relationship of Reporting Person(s) to
    GlaxoSmithKline plc.                          Affymetrix, Inc. (AFFX)                     Issuer (Check all applicable)
------------------------------------------------------------------------------------------         Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S Identification   4. Statement for     ----              ---
    Glaxo Wellcome House                          Number of Reporting       Month/Year             Officer          Other
    Berkley Avenue                                Person, if an entity      March 2001        ---- (give title  --- (specify  below)
---------------------------------------------     (Voluntary)            -----------------          below)
                 (Street)
                                                                                                    ------------------------
                                                                         5. If Amendment,    7. Individual or Joint/Group Filing
                                                                            Date of Original    (Check Applicable Line)
                                                                            (Month/Year)             Form filed by One Reporting
                                                                                                ---- Person
                                                                                                     Form filed by More than One
 Greenford, Middlesex, England UB6 0NN                                                          ---- Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                             4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/20/01   S             4,000    D       $39.2500                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/20/01   S             2,500    D       $39.4375                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/20/01   S             6,350    D       $39.7500                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/20/01   S             6,150    D       $39.8125                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/20/01   S             3,000    D       $40.7500                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/21/01   S            10,000    D       $37.0000                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/28/01   S            25,000    D       $28.5000                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/28/01   S            20,000    D       $28.6250                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/28/01   S            25,000    D       $29.1250                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     03/28/01   S            20,000    D       $29.2500                           I          by
                                                                                                                         Corporation
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of information contained                                               (Over)
in this form are not required to respond unless the form displays a currently                                      Page 5 of 8 Pages
valid OMB control number.                                                                                            SEC 1474 (7-97)


 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                             9. Number of           10. Ownership               11. Nature of
                                Derivative              Form of                     Indirect
                                Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                ----------------------------   ----------
                                                                                           **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.
                                                                                                                          Page 2
Potential persons who are to respond to the collection of information contained in this form are not               Page 4 of 8 pages
required to respond unless the form displays a currently valid OMB Number.                                           SEC 1474 (7-97)

                                                    ---------------------------
                                                           OMB APPROVAL
                                                    ---------------------------
------------------                                  OMB Number:   3235-0287
FORM 4 (continued)                                  Expires: September 30, 1998
------------------                                  Estimated average burden
                                                    hours per response .... 0.5
                                                    ---------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    GlaxoSmithKline plc.                          Affymetrix, Inc. (AFFX)                       to Issuer (Check all applicable)
---------------------------------------------------------------------------------------------        Director         10% Owner
  (Last)          (First)          (Middle)    3. I.R.S Identification   4. Statement for       ----              ---
    Glaxo Wellcome House                          Number of Reporting       Month/Year               Officer (give    Other (specify
    Berkeley Avenue                               Person, if an entity      March 2001          ----        title ---       below)
---------------------------------------------     (Voluntary)            -------------------               below)
                 (Street)
                                                                                                    ------------------------
                                                                         5. If Amendment,    7. Individual or Joint/Group Filing
                                                                            Date of Original    (Check Applicable Line)
                                                                            (Month/Year)             Form filed by One Reporting
                                                                                                ---- Person
                                                                                                     Form filed by More than One
 Greenford, Middlesex, England UB6 0NN                                                          ---- Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
  (City)           (State)           (Zip)     TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security     2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                 action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                             Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                         (Instr. 8)                                End of Month        Direct         Benefi-
                            (Month/                                                (Instr. 3 and 4)    (D) or         cial
                             Day/   ---------------------------------------                            Indirect       Owner-
                             Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                            (D)                                        (Instr. 4)     (Instr. 4)
Common Stock               03/28/01   S            80,000    D       $29.0000                           I          by Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/29/01   S            40,000    D       $28.2500                           I          by Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/29/01   S            20,000    D       $28.8750                           I          by Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/29/01   S            10,000    D       $29.8750                           I          by Corporation
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               03/29/01   S            10,000    D       $29.5000      8,336,224            I          by Corporation
(2)                                                                                (1) (2)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond in the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                                                                              (Over)
                                                                                                                   Page 7 of 8 pages
                                                                                                                     SEC 1474 (7-97)

FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                             9. Number of           10. Ownership               11. Nature of
                                Derivative              Form of                     Indirect
                                Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                ----------------------------   ----------
                                                                                           **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.
                                                                                                                          Page 2
Potential persons who are to respond to the collection of information contained in this form are not               Page 8 of 8 pages
required to respond unless the form displays a currently valid OMB Number.                                           SEC 1474 (7-97)
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
(1) 5,365,214 shares are owned of record by Affymax N.V. All the sales reported on this Form 4 were shares owned of record by Affymax N.V.

    269,920 shares are owned of record by Affymax Technologies N.V.

    2,514,458 shares are owned of record by GlaxoSmithKline Holdings (Americas)
    Inc., successor to merger of Glaxo Wellcome Americas Inc.

    Affymax N.V., Affymax Technologies N.V., GlaxoSmithKline Holdings (Americas)
    Inc. are indirect subsidiaries of Reporting Person.

    79,966 shares are held by Mr. Douglas M. Hurt, formerly a Director of Affymetrix, Inc. designated by the Reporting Person, for the benefit of the Reporting Person. Mr. Hurt disclaims beneficial ownership. Reporting Person beneficially owns such shares.

    106,666 shares are held by Dr. Barry C. Ross, formerly a Director of Affymetrix, Inc. designated by the Reporting Person, for the benefit of the Reporting Person. Dr. Ross disclaims beneficial ownership. Reporting Person beneficially owns such shares.

(2) All the shares covered by this report are owned beneficially by direct or indirect wholly-owned subsidiaries of GlaxoSmithKline plc. GlaxoSmithKline plc will be the Reporting Person commencing with this Form 4 report and will file a single report with respect to shares held directly and indirectly through its subsidiaries. Previously, each of the subsidiaries referenced in Note (1) had reported under Section 16 with respect to its respective holdings and separate Section 16 reports were filed by Glaxo Venture
    Limited, Glaxo Group Limited and Glaxo Wellcome plc as shareholders for one or more of those subsidiaries.